UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2008
EATON CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-1396	34-0196300

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Eaton Center Cleveland, Ohio		44114

(Address of principal executive offices)		(Zip Code)
(216) 523-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On January 25, 2008 Eaton Corporation (the “Company”) entered into a Revolving Credit Agreement among the Company; Morgan Stanley Senior Funding, Inc. (“MSSF”) as Administrative Agent; MSSF, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Managers; Citibank N.A. and JPMorgan Chase Bank, N.A. as Co-Syndication Agent; Bank of America, N.A.; and Keybank N.A. (the “Credit Agreement”). The Credit Agreement provides for a revolving credit facility of $3.0 billion in favor of the Company or any subsidiary it later designates (each a “Borrower”), provided that the Company guarantees the performance of any subsidiary’s obligations. The credit facility may be used by any Borrower either to fund direct loans or to backstop commercial paper. The proceeds must be used to finance certain acquisitions by any Borrower (including, but not limited to the acquisition of Phoenixtec, as defined below in Item 8.01 of this Form 8-K), or to refinance commercial paper used to finance such acquisitions, subject to certain conditions and limitations. Borrowings may be in dollars or euros. The Credit Agreement provides for facility fees and for several interest rate options, based on the prime rate, euro reference rate, LIBOR or EURIBOR, together with margins on LIBOR and EURIBOR determined by reference to the credit ratings of the Company and, in the case of all loans, an additional margin if borrowings exceed fifty percent of the total commitment. The Credit Agreement also includes covenants customary for transactions of this type with borrowers who have similar levels of market capitalization.
All amounts borrowed under the Credit Agreement must be repaid by January 23, 2009, but may be required to be repaid earlier in the event the indebtedness is accelerated due to the occurrence of any event of default, or may be repaid earlier at the option of the Company. Events of default include failure to pay Credit Agreement obligations when due and noncompliance by the Company with certain covenants. The amount of the commitment extended to the Borrowers (initially $3.0 billion) under the Credit Agreement will be reduced by the amount of certain future debt or equity issuance proceeds received by the Company. In the event that such reduction causes the commitment amount to fall below the then aggregate outstanding principal amount of loans made under the Credit Agreement (the “Principal Amount”), the applicable Borrower must prepay the loan (or commercial paper issued in reliance on the Credit Agreement) in an amount sufficient to cause the Principal Amount to be equal to or less than the new commitment amount. In addition, mandatory prepayments are required to be made should fluctuating currency rates cause the Principal Amount to exceed 105% of the then applicable commitment amount.
     The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation.
The disclosure set forth in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03 by this reference.
Item 8.01. Other Events.
On December 20, 2007, the Company announced a tender offer for all shares of Phoenixtec Power Company Ltd. (“Phoenixtec”), a company listed on the Taiwan Stock Exchange. Phoenixtec manufactures single and three-phase uninterruptible power supply (UPS) systems. The sales of Phoenixtec for 2007 were approximately $515 million. The Company expects to pay a total purchase price, net of cash and debt on December 31, 2007, of $568 million for Phoenixtec.
As of January 30, 2008, a total of more than 380.4 million shares, representing approximately 89.5 percent of Phoenixtec’s outstanding shares, were tendered into the offer. Upon purchase of tendered shares in excess of 90 percent of the outstanding shares, under local law, the Company can effect the merger of Phoenixtec into its shareholder, Modern Molded Products Ltd., a Taiwan company and a wholly owned indirect subsidiary of the Company, without further Phoenixtec shareholder action. The tender offer period will close on the third business day after the last closing condition is satisfied, but no later than February 22, 2008, in Taipei, Taiwan.
Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1	Revolving Credit Agreement, dated as of January 25, 2008 among Eaton Corporation; the banks listed therein; Morgan Stanley Senior Funding, Inc. (“MSSF”), as Administrative Agent; MSSF, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc., as Joint Lead Arrangers and Joint Book Managers and Citibank N.A. and JPMorgan Chase Bank, N.A. as Co-Syndication Agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EATON CORPORATION

Date: January 31, 2008	/s/ R. H. Fearon

R. H. Fearon
Executive Vice President -
Chief Financial and Planning Officer